As filed with the Securities and Exchange Commission on October 20, 2004
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Celebrate Express, Inc.

(Exact name of Registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-1644428 (I.R.S. Employer Identification No.)

Celebrate Express, Inc.
11220-120th Avenue NE
Kirkland, Washington 98033
(Address of Principal Executive Offices)

2004 Amended and Restated Equity Incentive Plan
Employee Stock Purchase Plan
(Full title of the plans)

Michael K. Jewell
President and Chief Executive Officer
(Name and address of agent for service)

(425) 250-1061
(Telephone number, including area code, of agent for service)

Copy to:

Sonya F. Erickson
Heller Ehrman White & McAuliffe LLP
701 Fifth Avenue, Suite 6100
Seattle, WA 98104
(206) 447-0900

1

CALCULATION OF REGISTRATION FEE

			Proposed	Proposed
			maximum	maximum	Amount of
Title of each class of	Amount to be		offering price	aggregate	registration
securities to be registered	registered(1)		per share	offering price	fee(3)
Common Stock, $0.001 par value	845,265	(2)	$3.57 (5)	$3,017,596	$383
Common Stock, $0.001 par value	1,150,366	(3)	$15.50 (6)	$17,830,674	$2,259
Common Stock, $0.001 par value	529,800	(4)	$15.50 (6)	$8,211,900	$1,040
Total	2,525,431			$29,060,170	$3,682

(1)	This registration statement shall also cover any additional shares of common stock which become issuable under any of the plans being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Represents shares subject to outstanding options under the Registrant’s 2004 Amended and Restated Equity Incentive Plan.

(3)	Represents 554,341 shares of Common Stock initially available for future grants under the Registrant’s 2004 Amended and Restated Equity Incentive Plan and up to 596,025 shares of Common Stock that may become issuable under the terms of the plan.

(4)	Represents 132,450 shares of Common Stock initially available for future grants under the Registrant’s Employee Stock Purchase Plan and up to 397,350 shares of Common Stock that may become issuable under the terms of the plan.

(5)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share computation is based upon the weighted average exercise price for outstanding options granted pursuant to the Registrant’s 2004 Amended and Restated Equity Incentive Plan.

(6)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The computation is based on the initial public offering price of the Registrant’s common stock.

2

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

     (a) the Registrant’s prospectus filed on October 20, 2004 pursuant to Rule 424(b) of the Securities Act, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

     (c) the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) on October 4, 2004, including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities. Not applicable.

Item 5. Interests of Named Experts and Counsel. Not applicable.

Item 6. Indemnification of Directors and Officers.

     Sections 25B.08.500 through 23.B.08.600 of the Washington Business Corporation Act (the “WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for this purpose. Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

     The Registrant’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws contain provisions permitting the Registrant to indemnify its directors and officers to the full extent permitted by Washington law. In addition, the Registrant’s Amended and Restated Articles of Incorporation contain a provision implementing, to the fullest extent permitted by Washington law, the above limitations on a director’s liability to the Company and its shareholders.

     The Registrant has entered into certain indemnification agreements with its directors and certain of its officers, the form of which is attached as Exhibit 10.1 to its Registration Statement on Form S-1 (File No. 333-117459). The indemnification agreements provide the Registrant’s directors and certain of its officers with indemnification to the maximum extent permitted by the WBCA. The directors and officers of the Registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the Registrant for this purpose.

Item 7. Exemption from Registration Claimed. Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
5.1	Opinion of Heller Ehrman White & McAuliffe LLP

10.2*	2004 Amended and Restated Equity Incentive Plan and forms of agreements thereunder

10.3*	Employee Stock Purchase Plan

23.1	Consent of Deloitte & Touche LLP, an Independent Registered Public Accounting Firm

23.2	Consent of Heller Ehrman White & McAuliffe LLP (see Exhibit 5.1)

24.1	Powers of Attorney is contained on the signature pages

*	Incorporated by reference to the exhibits filed with Registrant’s Registration Statement on Form S-1, as amended (Registration Statement No. 333-117459).

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue..

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kirkland, King County, State of Washington, on October 20, 2004.

CELEBRATE EXPRESS, INC.
By:	/s/ Michael K. Jewell Michael K. Jewell President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael K. Jewell and Darin White, his true and lawful attorneys-in-fact each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Michael K. Jewell	Chief Executive Officer, President and	October 20, 2004
Chairman of the Board of Directors
Michael K. Jewell	(Principal Executive Officer)

/s/ Darin White	Vice President, Finance and Secretary	October 20, 2004
(Principal Financial and Accounting Officer)
Darin White

/s/ Keith Crandell	Director	October 20, 2004

Keith Crandell

/s/ Ronald A. Weinstein	Director	October 20, 2004

Ronald A. Weinstein

/s/ Tim McGarvey	Director	October 20, 2004

Tim McGarvey

/s/ Jack Sansolo, Ph.D.	Director	October 20, 2004

Jack Sansolo, Ph.D.

/s/ Jean Reynolds	Director	October 20, 2004

Jean Reynolds

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Heller Ehrman White & McAuliffe LLP

10.2*	2004 Amended and Restated Equity Incentive Plan and forms of agreements thereunder

10.3*	Employee Stock Purchase Plan

23.1	Consent of Deloitte & Touche LLP, an Independent Registered Public Accounting Firm

23.2	Consent of Heller Ehrman White & McAuliffe LLP (see Exhibit 5.1)

24.1	Powers of Attorney is contained on the signature pages

*	Incorporated by reference to the exhibits filed with Registrant’s Registration Statement on Form S-1, as amended (Registration Statement No. 333-117459).